Filed Pursuant to Rules 424(b)(3) and 424(c)

Registration Number: 333-152710

PROSPECTUS SUPPLEMENT #34

(to prospectus dated August 1, 2008 and to

prospectus supplements #1 through #33 dated

respectively, November 20, 2008, December 8, 2008,

February 11, 18 and 27, 2009, May 7 and 13, 2009,

June 2 and 5, 2009, July 31, 2009, September 15 and 17, 2009,

October 1 and 30, 2009, November 13 and 20, 2009,

December 2 and 18, 2009, February 5 and 24, 2010,

March 1, 5, 16 and 24, 2010, May 7 and 14, 2010,

June 1 and 17, 2010, July 30, 2010, August 11, 2010,

September 1 and 15, 2010 and November 12, 2010)

10,000,000 SHARES OF COMMON STOCK

This document supplements the prospectus dated August 1, 2008 relating to the registration of our common stock under our Registration Statement on Form S-4 (SEC Registration No. 333-152710), as amended by previous prospectus supplements. This prospectus supplement is incorporated by reference into the prospectus. The information in this prospectus supplements the information set forth under the heading “Resales of Shares” in the prospectus dated August 1, 2008, as amended to date.

This prospectus supplement relates to 60,850 shares of our common stock issued as part of an earnout payment made on December 7, 2010 in connection with the acquisition of substantially all of the insurance brokerage business of Cedar Hill Insurance Agency, Incorporated. You should read this supplement in conjunction with the prospectus and subsequent supplements.

On October 25, 2007, we entered into an agreement and plan of reorganization with Cedar Hill Insurance Agency, Incorporated, to acquire substantially all of the assets pertaining to their insurance brokerage business. Cedar Hill Insurance Agency, Incorporated operated an insurance brokerage business located in Scottsdale Arizona. Pursuant to the terms of the agreement and plan of reorganization with Cedar Hill Insurance Agency, Incorporated, we agreed to pay earnout consideration in 2010 upon the satisfaction of certain financial performance milestones. The 2010 earnout consideration consists of 60,850 shares of our common stock. We entered into this transaction as part of our ongoing program to grow the company through acquisitions that expand our talent pool, enhance our geographic presence and service capabilities, and/or broaden and further diversify our business mix. We accounted for this acquisition as a business combination.

Investing in our common stock involves a high degree of risk. See “Risk Factors,” on page 4 of the prospectus dated August 1, 2008, and those risk factors contained in the documents we incorporate by reference into such prospectus, to learn about factors you should consider before buying shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus supplement is dated December 8, 2010.